Exhibit 99.1

Genasys Inc. Reports Fiscal Second Quarter 2024 Financial Results

Increased Scope in Puerto Rico Expands Opportunity to $75 million

CROWS 16 Program Established

SAN DIEGO – May 14, 2024 – Genasys Inc. (NASDAQ: GNSS), the leader in Protective Communications, today announced financial results for the Company’s fiscal second quarter ended March 31, 2024.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “Genasys is finally turning the corner. The previously announced project in Puerto Rico has been expanded to $75 million and the final terms and conditions are expected to be completed before the end of our fiscal third quarter. Additionally, the CROWS 16 program, which is included in the U.S. 2024 DoD budget, provides further confidence and visibility into Genasys’ LRAD business for years to come.”

Mr. Danforth continued, “Bookings activity in our Software business continues to track in line with our aggressive expectations. Not only does our footprint in California continue to expand but we are also seeing broader adoption with Genasys software being utilized in 39 states, The outlook for the hardware business is outstanding, and the recurring revenues of the software business rapidly growing. We are more confident in the long-term health of our business than we have ever been.”

Fiscal 2Q 2024 Financial Summary

●	Revenue of $5.7 million, versus $11.2 million in 2Q 2023
●	GAAP operating loss of ($6.9) million, versus ($3.4) million in 2Q 2023.
●	GAAP net loss of ($6.9) million versus ($3.4) million in 2Q 2023. GAAP net loss per share ($0.16) versus ($0.09) in 2Q 2023.
●	Adjusted EBITDA of ($5.7) million, versus ($2.3) million in 2Q 2023.

Business Highlights

●	Expanded project value of previously announced Early Warning System (EWS) for 37 dams on the island of Puerto Rico to approximately $75 million.
●	Fortified balance sheet through $15 million, two-year term loan agreement. Loan agreement calls for non-amortizing quarterly interest payments, with pre-payment optionality.
●	Expanded our Board of Directors with two independent directors with extensive understanding of the public sector markets for emergency planning, management and response.

Business Outlook

Over the past several weeks, we have had numerous constructive conversations with our Puerto Rican customer, PREPA. As a result of those conversations, we now expect the project in Puerto Rico to generate approximately $75 million in revenue to Genasys. The timing of revenue recognition is not yet clear, however the Company expects to receive an initial award payment, in addition to the return of the $3.5 million bid bond shortly after signing the final terms and conditions of the contract. Design approval and equipment installation is expected to be broken down into seven separate groups of dams, each with their own Emergency Operations Center (EOC). While the initial RFP contemplated completion of all installations within 240 days of the total project approval, the revised approach of sequentially approving and installing groups of dams could extend beyond the end of fiscal 2025.

Regardless of precise timing, the project in Puerto Rico is expected to generate substantial EBITDA and cash. Importantly, by breaking down the project into distinct groups, the cash for deposits, installation, and final approvals is expected to flow consistently over the duration of the project. This approach is expected to lead to overall better margins in our hardware business as overhead absorption should be more distributed, especially as the CROWS 16 program ramps up.

Today’s announced financing is expected to provide adequate resources to enable Genasys to continue growing its software business, while ramping production and deliveries to our hardware customers. Profits from the Puerto Rico dam project and future CROWS 16 deliveries are expected to not only enable timely repayment of the debt obligation, but also strengthen the Company’s balance sheet.

Entering fiscal 2024, we expected a very back end loaded year from a revenue standpoint, given the exceptionally low initial backlog. Though the US DoD budget was passed at the end of March, we have yet to see related funding and subsequent purchase orders flow to Genasys. While funding and orders are still considered likely to progress, and we are very confident that CROWS 16 and the Puerto Rico dam project will drive substantial revenues in fiscal 2025 and beyond, we no longer expect fiscal 2024 hardware revenues to meet prior forecasts. Software revenues are still expected to grow sequentially with ARR at least doubling year over year at fiscal year end.

Fiscal 2Q 2024 Financial Review

Fiscal Second quarter revenue was $5.7 million, a decrease of 48.8% from $11.2 million in the prior year’s quarter. Software revenue increased 104% while hardware revenue decreased 61%, compared with the fiscal 2023 second quarter. Within software, quarterly recurring revenue increased 123% year over year, and ARR finished the quarter at $6.5 million.

Gross profit margin was 37.9%, compared with 43.9% in the second quarter of fiscal 2023. The drop in gross profit is primarily attributable to lower hardware revenue in this year’s quarter and the related reduction in overhead absorption. Software gross margins were lower year on year due to extraordinary event driven costs incurred in the quarter.

Operating expenses of $9.2 million increased from $8.3 million in fiscal 2Q 2023. Selling, general and administrative expenses increased 10% from $6.1 million in the prior year to $6.6 million in the quarter ended March 31, 2024. Research and development expenses increased 11% year over year to $2.5 million primarily due to the acquisition of Evertel and efforts to increase the features and functionality of our software offerings.

GAAP net loss in the quarter was ($6.9) million, or ($0.16) per share, compared with a GAAP net loss of ($3.4) million, or ($0.09) per share, in the second quarter of fiscal 2023.

Excluding other income and expense, net income tax expense (benefit), depreciation, stock-based compensation and amortization of intangibles, Adjusted EBITDA was ($5.7) million for the second quarter of fiscal 2024, compared with ($2.3) million for the prior fiscal year period.

Cash, cash equivalents and marketable securities totaled $6.6 million as of March 31, 2023, compared with $10.1 million as of September 30, 2023. Not included is the $3.5 million Bid Bond that is reflected in Prepaid Expenses.

We include in this press release the non-GAAP operational metrics of adjusted EBITDA, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net loss before other income and expense, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the second quarter of fiscal year 2024 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/50525.

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™”. The Company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices® (LRAD®) that deliver directed, audible voice messages with exceptional vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Today, Genasys protects over 70 million people globally and is used in more than 100 countries, including more than 500 cities, counties, and states in the U.S. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2023. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	March 31,	September 30,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$3,544	$8,665
Short-term marketable securities	3,011	1,481
Restricted cash	-	758
Accounts receivable, net	2,820	5,952
Inventories, net	6,564	6,501
Prepaid expenses and other	6,324	1,851
Total current assets	22,263	25,208
Long-term restricted cash	346	96
Property and equipment, net	1,483	1,551
Goodwill	13,251	10,282
Intangible assets, net	9,743	8,427
Operating lease right of use asset	3,507	3,886
Prepaid expenses and other - noncurrent	439	455
Total assets	$51,032	$49,905

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,597	$2,785
Accrued liabilities	8,308	7,466
Operating lease liabilities, current portion	1,027	1,008
Total current liabilities	11,932	11,259

Other liabilities, noncurrent	445	551
Operating lease liabilities, noncurrent	3,773	4,283
Total liabilities	16,150	16,093

Total stockholders' equity	34,882	33,812
Total liabilities and stockholders' equity	$51,032	$49,905

Genasys Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	Three months ended		Six months ended
	March 31,		March 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$5,739	$11,213	$10,100	$21,700
Cost of revenues	3,562	6,288	6,444	11,943
Gross profit	2,177	4,925	3,656	9,757
	37.9%	43.9%	36.2%	45.0%
Operating expenses:
Selling, general and administrative	6,640	6,054	13,158	12,439
Research and development	2,531	2,281	4,722	4,216
Total operating expenses	9,171	8,335	17,880	16,655

Loss from operations	(6,994)	(3,410)	(14,224)	(6,898)
Other income and expense, net	51	15	128	(4)
Loss before income taxes	(6,943)	(3,395)	(14,096)	(6,902)
Income tax (benefit) expense	(5)	8	(434)	8
Net loss	$(6,938)	$(3,403)	$(13,662)	$(6,910)

Net loss per common share:
Basic	$(0.16)	$(0.09)	$(0.31)	$(0.19)

Weighted average common shares outstanding:
Basic	44,248	36,817	44,027	36,756

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(6,938)	$(3,403)	$(13,662)	$(6,910)
Other income and expense, net	(51)	(15)	(128)	4
Income tax (benefit) expense	(5)	8	(434)	8
Depreciation and amortization	731	639	1,460	1,282
Stock based compensation	524	513	970	933
Adjusted EBITDA	$(5,739)	$(2,258)	$(11,794)	$(4,683)